EXHIBIT 10.1

AMENDED AND RESTATED

SEVERANCE AGREEMENT

             THIS AMENDED AND RESTATED SEVERANCE AGREEMENT (this "Agreement") is made as of the _____ day of _____________ 2001, between Imation Corp., a Delaware corporation, with its principal offices at One Imation Place, Oakdale, Minnesota 55125 (the "Company") and __________________________ residing at ____________________________.

             WHEREAS, this Agreement is intended to specify the financial arrangements that the Company will provide to you upon your separation from employment with the Company under any of the circumstances described herein; and

             WHEREAS, this Agreement is entered into by the Company in the belief that it is in the best 'interests of the Company and its shareholders to help assure that the Company will have your continued dedication during your employment with the Company, by providing for certain severance benefits under certain circumstances in connection with your employment with the Company, thereby enhancing the Company's ability to attract and retain highly qualified people; and

             WHEREAS, this Agreement hereby amends and restates in its entirety any previous Severance Agreement between the Company and you.

             NOW THEREFORE, to assure the Company that it will have your continued dedication, and to induce you to remain in the employ of the Company, and for other good and valuable consideration, the Company and you agree as follows:

             1.          Term of Agreement.  The term of this Agreement shall commence on the date of this Agreement (the "Effective Date") and shall continue in effect until the first anniversary of the Effective Date, and shall thereafter be automatically renewed for successive one-year terms provided that you are employed by the Company on each anniversary of the Effective Date (the "Covered Period"), unless the Company, upon authorization by its Board of Directors gives notice to you that the Company does not wish to extend this Agreement, and provided further, that, notwithstanding any such notice by the Company not to extend, the Covered Period and this Agreement shall continue in effect for a period of 12 months from the date of the notice.

2.	Definitions. When the following terms are used in this Agreement with initial capital letters, they shall have the following meanings.

	(i)	"Cause" shall mean termination by the Company of your employment based upon:

		(a)	the willful and continued failure by you to substantially perform your duties and obligations (other than any such failure resulting from incapacity due to physical or mental illness or any such actual or anticipated failure resulting from your termination for Good Reason);

		(b)	the willful engaging by you in misconduct which is materially injurious to the Company, monetarily or otherwise; or

		(c)	your conviction of, or entering a plea of nolo contendere to, a crime that constitutes a felony.

             For purposes of this Section 2(i), no action or failure to act on your part shall be considered "willful" unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in the best interests of the Company.

(ii)	"Good Reason" shall mean the occurrence of any of the following events, except for occurrence of such an event in connection with the termination of your employment or reassignment by the Company for Cause, for disability or for death:

	(a)	the assignment to you, either prior to or following a Change of Control, of employment duties, functions or responsibilities that are significantly different from, and result in a substantial diminution of, your duties, functions or responsibilities as of the date of this Agreement; or

	(b)	(1) a significant reduction by the Company in your base salary, annual bonus opportunity (specifically excluding any long-term incentive compensation for which you are eligible), or benefits as in effect as of the date of this Agreement (excluding any reduction caused by a restructuring by management of benefits for the employees of the company as a whole that affects you in a manner comparable to other senior executives of the Company), or (2) following a Change of Control, a reduction in your total cash compensation opportunity (i.e., base salary plus annual bonus opportunity specifically excluding any long-term incentive compensation) at target compensation, a reduction in base salary that results in your base salary constituting less than 50% of your total cash compensation opportunity at your target compensation level), or a reduction in the aggregate value of your benefits, in each case compared to your base salary, bonus opportunity and aggregate benefits as in effect on the date of this Agreement; or

	(c)	a relocation following a Change of Control of your place of business by more than 50 miles from Oakdale, Minnesota, unless such relocation does not increase the actual distance required for you to commute from your home to the new place of business by more than 10 miles.

(iii)		"Change of Control" shall mean one of the following events:

                           (a)         the consummation of a transaction in which a person, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) acquires beneficial ownership of 35% or more of the Company's common stock unless the transaction resulting in such ownership has been approved in advance by the Incumbent Board (as defined below) (other than in connection with a Business Combination in which clauses (1), (2) and (3) of paragraph (c) apply); or

                           (b)        individuals who, as of the date hereof, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

                           (c)         the consummation of a reorganization, merger, statutory share exchange, consolidation or similar transaction involving the Company,  a sale or other disposition of all or substantially all of the Company's assets  or the issuance by the Company of its stock in connection with the acquisition of assets or stock of another entity (each, a "Business Combination") in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Company's common stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation resulting from such Business Combination (including a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one of more subsidiaries) in substantially the same proportions as their ownership of the Company's common stock immediately prior to such Business Combination, (2) no person, entity or group beneficially owns, directly or indirectly, 35% or more of the common stock of the corporation resulting from such Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors of the Company providing for such Business Combination.

             (iv)       "Date of Termination" shall mean the date specified in the Notice of Termination (except in the case of your death, in which case Date of Termination shall be the date of death); provided, that in the case of a termination by you for Good Reason following a Change of Control as defined in subsection (a) of "Good Reason," the Date of Termination may not be before the 120th day following the Change of Control.

             (v)        "Notice of Termination" shall mean a written notice which sets forth the Date of Termination and, in reasonable detail, the facts and circumstances claimed to provide a basis, if any, for termination of your employment.

             3.          Termination Procedures.  Any purported termination of your employment by the Company or you (other than by reason of your death) during the Covered Period shall be communicated by a Notice of Termination in accordance with Section 8 hereof.  No purported termination by the Company of your employment in the Covered Period shall be effective if it is not pursuant to a Notice of Termination.  Failure by you to provide Notice of Termination shall not limit any of your rights under this Agreement except (a) that the Company shall be permitted to cure any purported event if specified in Section 2 (ii) and (b) to the extent the Company can demonstrate that it suffered actual damages by reason of such failure.

             4.          Qualification for Severance Benefits.  You shall be eligible for severance benefits pursuant to the terms of this Agreement if your employment is terminated and the Date of Termination occurs during the Covered Period in either of the following circumstances:

             (i)          termination of employment by the Company for any reason other than Cause;
or

             (ii)         termination of employment by you for Good Reason;

provided, however, that you shall not begin receiving any payments or benefits under this Agreement unless and until you execute a general release of all claims against the Company and its affiliates, including non-competition and non-solicitation covenants, in the form attached hereto as Exhibit A and you have not rescinded such release within the permitted time period for rescission under Section 3.J therein; and provided  further, that in such case, failure to execute such release within 21 days of your Date of Termination shall result in the loss of any rights to receive payments or benefits under this Agreement. No severance benefits become payable pursuant to this Agreement in the event of termination of employment upon your death or disability.

             5.          Compensation Upon Termination.

             (i)          Amounts.  Upon qualification for severance benefits pursuant to this Agreement, you shall be entitled to the benefits, to be funded from the general assets of the Company, provided below:

                           (a)         The Company shall pay to you (1) the full base salary earned by you and unpaid through the Date of Termination, at the rate in effect on the date of the Notice of Termination, (2) any amount earned by you as a bonus with respect to the fiscal year of the Company immediately preceding the Date of Termination if such bonus has not theretofore been paid to you, and (3) an amount representing credit for any vacation earned or accrued by you but not taken during the current "vacation year";

                           (b)        In lieu of any further base salary payments to you for periods subsequent to the Date of Termination, the Company shall pay to you:

                                        (I)         If the Date of Termination for a termination by the Company other than for Cause, or the event giving rise to your termination of your employment for Good Reason, occurs prior to a Change of Control (other than as described in the proviso in clause (II) below) (a "Non-Change-of-Control Termination"), the sum of an amount equal to the target bonus under the applicable annual bonus plan for the fiscal year in which the Date of Termination occurs (specifically excluding any long-term incentive compensation for which you are eligible) plus an amount equal to your annual base salary for the fiscal year in which the Date of Termination occurs (but disregarding any decrease thereof that constituted "Good Reason"); or

                                        (II)        If the Date of Termination for a termination by the Company other than for Cause, or the event giving rise to your termination of your employment for Good Reason, occurs after a Change of Control (a "Change-of-Control Termination"), the sum of an amount equal to two (2) times the average of the sum of the actual annual bonuses paid to you for the two years prior to the fiscal year in which the Date of Termination occurs (specifically excluding any long-term incentive compensation for which you are eligible) plus an amount equal to two (2) times your annual base salary for the fiscal year in which the Date of Termination occurs (but disregarding any decrease thereof that constituted "Good Reason").

                           (c)         The Company shall provide the Company's standard employee medical and dental insurance coverages, as elected by you and in effect immediately prior to the Date of Termination, (1) for twelve (12) months following the Date of Termination in the case of a Non-Change-of-Control Termination, or (2) for twenty-four (24) months following the Date of Termination in the case of a Change-of-Control Termination.

                           (d)        Notwithstanding any other agreement in existence between the Company and you, if you are eligible for severance benefits under this Agreement, at the Date of Termination all shares of restricted stock owned or held by you or promised to you by the Company shall be immediately vested in you without further restriction and you shall be treated at that time as the unrestricted owner of such Company stock, subject to applicable constraints under federal and state securities laws.

             (ii)         No Disability Benefits.  The Company shall not be required to continue to provide disability benefits (group or individual) following your Date of Termination other than with respect to benefits to which you became entitled prior to the Date of Termination and which are required to be paid following such Date of Termination in accordance with the terms of applicable disability plans or policies in effect prior to such Date of Termination.

             (iii)        Time and Form of Cash Payments.

                           (a)         In the case of a Non-Change-of-Control Termination, the cash payments provided for in Sections 5(i)(a) and 5(i)(b) above shall be paid at regular payroll intervals beginning forty-five (45) days after your Date of Termination (subject to the provisions of Section 4 of this Agreement relating to execution of a release in the form of Exhibit A) or, at the election of the Company, in a single lump sum payment thirty (30) days after the Date of Termination. If severance is paid at regular payroll periods, you shall receive the same amount of base salary each pay-day that you were receiving before termination (plus an amount equal to the pro rata portion of your target bonus, if not otherwise included in such pre- termination amount) until the total amount of severance pay that is due under this agreement has been paid. All severance payments are subject to any required withholding.

                           (b)        In the case of a Change-of-Control Termination, the cash payments provided for in Sections 5(i)(a) and 5(i)(b) above shall be paid by the Company in a single lump sum payment as promptly as practicable after the Date of Termination (subject to the provisions of Section 4 of this Agreement relating to execution of a release in the Form of Exhibit A provided you have not rescinded such release within the permitted time period for rescission under Section 3.J thereof).  All severance payments are subject to any required withholding.

             (iv)       Effect of Reemployment.  If you are re-employed by the Company after severance payments have been scheduled to be made but before the final severance payment is made, all remaining severance payments shall be suspended and shall automatically terminate as of the date of re-employment. If you have received severance payments in a single lump sum and are re-employed before the date the final severance payment would have been made if payments had been made at regular payroll intervals, you will be required to refund to the Company: (a) that portion of the lump sum payment representing severance payments you would have received after the date of re-employment minus (b) an amount equal to any taxes paid or payable on such portion of the lump sum payment.

             (v)        No Mitigation.  You shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise, except as set forth in Section 5(iv) hereof.

6.          280G Provision.

             (i)          In the event that any payment or benefit received or to be received by you (whether payable pursuant to the terms of this Agreement or otherwise (collectively, the "Total Payments")) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest, penalties or additions to tax with respect to such excise tax (such excise tax, together with any such interest, penalties or additions to tax, are collectively referred to as the "Excise Tax"), then you shall be entitled to receive from the Company an additional cash payment (a "Gross-Up Payment") within thirty business days of such determination in an amount such that after payment by you of all taxes (including such interest, penalties or additions to tax imposed with respect to such taxes), including any Excise Tax, imposed upon, the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.  Notwithstanding the foregoing provisions of this Section 6(a)(i), if it shall be determined that you are entitled to the Gross-Up Payment, but that the Parachute Value of all Payments do not exceed 110 % of the Safe Harbor Amount, then no Gross-Up Payment shall be made to you and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 5(i)(b), unless you elect an alternative method of reduction, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to you. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 6(a). All determinations required to be made under this Section 6, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by an independent accounting firm retained by the Company (the "Accounting Firm" ), which shall provide detailed supporting calculations both to the Company and you within a reasonable period of time as requested by the Company.  If the Accounting Firm determines that no Excise Tax is payable by you, it shall furnish you with an opinion that you have substantial authority not to report any Excise Tax on your federal income tax return. For purposes of this Agreement, the following terms have the meanings set forth below:

"Parachute Value" of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a "parachute payment" under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

"Payment" shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for your benefit, whether paid or payable pursuant to this Agreement or otherwise.

"Safe Harbor Amount" means 2.99 times your "base amount," within the meaning of Section 280G(b)(3) of the Code.

"Value" of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting, Firm using the discount rate required by Section 280G(d)(4) of the Code.

             (ii)         Any uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder shall be resolved in favor of you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that at a later time there will be a determination that the Gross-Up Payments made by the Company were less than the Gross-Up Payments that should have been made by the Company ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that you are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment, if any, that has occurred and any such Underpayment shall be promptly paid by the Company to you or for your benefit.  If, after you receive any Gross-Up Payment, you become entitled to receive any refund with respect to such claim, you shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

             (iii)        Any determination by the Accounting Firm as to the amount of any Gross-Up Payment, including the amount of any Underpayment, shall be binding upon the Company and you.

             (iv)       Notwithstanding any other provision of this Section 6, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for your benefit, all or any portion of any Gross-Up Payment, and you hereby consent to such withholding.

             7.          Successors.

             (i)          This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

             (ii)         This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to your devisee, legatee or other designee or, if there is no such designee, to your estate or, if no estate, in accordance with applicable law.

             (iii)        The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

             8.          Notice.  All notices, requests, demands and all other communications required or permitted by either party to the other party by this Agreement (including, without limitation, any Notice of Termination) shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party as follows:

If to the Company:	Imation Corp.
Attention:
One Imation Place
Oakdale, Minnesota 55128

If to you:

Either party to this Agreement may change its address for purposes of this Section 8 by giving fifteen (15) days' prior written notice to the other party hereto.

             9.          Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Company. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Minnesota without regard to its conflicts of law principles.

             10.        Effect of Agreement; Entire Agreement.  This agreement supersedes any and all other oral or written agreements or policies made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof.

             11.        Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

             12.        Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

             13.        Employment.  This Agreement does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee, to continue your current employment status or to change any employment policies of the Company, including but not limited to the Company's Employee Agreement.

If this letter sets forth our agreement on the subject matter hereof, please sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

IMATION CORP.:
By:
William T. Monahan
Its: Chairman, President and
Chief Executive Officer

EXECUTIVE:

(executive name)